EX-10.4
                           EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of April 1, 2001 (the "Effective Date"), by and between 5G Wireless Communications, Inc. (the "Employer"), and Richard Lajeunesse ("Employee").

     TERM of this Agreement is for 3 years from the "Effective Date". Thirty days prior to expiration of this Agreement, Employee and Employer will enter into negotiations to re-evaluation, terminate or extend contract.

     WHEREAS, Employee has advised Employer of his willingness to act in a fulltime capacity as its Chief Technical Officer of 5G Wireless Communications, Inc., as provided herein.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

SECTION 1:  Employment.  Employer hereby employs Employee and
Employee hereby accepts this employment and agrees to exercise and perform faithfully, exclusively and to the best of his ability on behalf of Employer the powers and duties customarily exercised and performed by a Chief Technical Officer of 5G Wireless Communications, Inc., on the terms and conditions set forth herein. Employee acknowledges and agrees that he is hereby also making a moral commitment to honor this Agreement, and to provide Employee with the authority necessary to fulfill his responsibilities and to direct the affairs of Employer in a manner which is consistent with safe and sound banking practices and in compliance with all applicable laws and regulations.

SECTION 2:  Employee's Service and Duties.

     During the term hereof, Employee shall:

     (a) Observe and conform to the policies and directions promulgated by Employer's Board of Directors;

     (b) Assume and perform those duties customarily performed by the Chief Technical Officer of the Corporation as imposed by the Bylaws of Employer; and

     (c) Serve as a full-time employee, and devote his best efforts, ability and attention to the business of Employer during the term of this Agreement, and neither directly or indirectly render any services of a business, commercial or professional nature, whether as employee, partner, officer, director or shareholder, to any other person, firm, corporation, or organization which in any manner competes with Employer, whether for compensation or otherwise, nor engage in any activity which is adverse to Employer's business or welfare, without the prior written consent of Employer.

The precise services to be performed by Employee may be extended, modified or curtailed, from time to time, at the discretion of the Board of Directors of Employer, provided such services shall at all times be of the nature customarily performed by the Chief Technical Officer of the Corporation.

     Employee represents and warrants to Employer that (i) employee understands and voluntarily agrees to the provisions of this Agreement, (ii) Employee has been advised by competent legal counsel in connection with the negotiation and execution of this Agreement,
(iii) Employee is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any third party which restrains or is in the conflict with this Agreement or which would operate to prevent Employee from performing the services to the Employer which Employee has agreed to provide hereunder. Employee agrees to indemnify and hold Employer harmless form and against any and all liabilities or claims, including costs, expenses and reasonable attorney's fees, arising to of any act or acts by Employee which, the foregoing representations and warranties to the contrary notwithstanding, shall be in violation of or shall constitute a breach of any such commitment, arrangement or understanding.

SECTION 3:  Compensation and Other Benefits.   As compensation in
full for the services to be rendered by Employee hereunder, Employer shall pay and Employee shall accept the following compensation and benefits.

     3.1 Base Salary. Employer shall pay to the employee a salary of $6,000 USD per month commencing as the Effective Date, payable in monthly installments on the 27th of each month. The Board of Directors shall review Employee's base salary annually and may, in its sole discretion, grant such increases as it may deem appropriate. The Employer may withhold from Employee's compensation, and pay to appropriate authorities, any amount which it determines in good faith may be subject to Federal or state withholding obligations.

     3.2 Additional Benefits. During the term of Employee's employment under the Agreement, Employee shall be entitled to receive such other benefits of employment as are made available to other employees of Employer, such as life, health, dental, vision and accident insurance on Employee in the form, kind and amount made available under group insurance coverage to employees of Employer and their dependant's, as well as stock options

     3.3 Expense Reimbursement. The Employee shall be entitled to reimbursement of all expenses incurred by Employee in the performance of duties, subject to presenting of appropriate vouchers in accordance with Employer's policy.

     3.4 Disability. If the Employee has been disabled for a period of at least 6 months during which period Employee was disabled for 180 consecutive days, the Employer may elect, upon notice to the Employee, to pay the Employee 1/3 of the compensation the Employee would otherwise be entitled. Disability shall mean the Employee's inability, due to sickness or injury, to perform effectively the job duties hereunder.

     3.5 Vacation. Employee shall be entitled to an annual vacation according to the Employer's personnel policy of five (5) weeks per year without reduction in salary. Employee shall not utilize more than two consecutive weeks of vacation at a time without approval of Employer's Board of Directors. Employee shall also be entitled to all paid holidays provided to Employer's senior officers.

SECTION 4:  Termination of Employment

     Termination by Employer Without Cause. Employer, by vote or written approval of the Board of Directors duly taken in accordance with law and Employer's Bylaws, may terminate this Agreement and Employee's rights hereunder, without cause or any reason whatsoever.
Upon termination, payment to Employee of the sum of the remaining contract obligation term as stated herein will be paid in full to Employee.

SECTION 5:  Nondisclosure Covenants.

     5.1 As a significant inducement to Employer to employ Employee and to perform its obligations under this Agreement, Employee hereby agrees that he will not, directly or indirectly, during the term of this Agreement and for the period set forth in section 5.2 below, own an interest in or be employed by, act as a consultant to, or otherwise participate, associate, or engage in, an entity, organization, or business venture of any kind other than services to public and private sector communication systems operators, or high-speed mobile wireless data access to corporate networks and the Internet using wireless modems (other than the de minimis ownership amounts permitted pursuant to Section 2.3 hereof). Without limiting the foregoing, Employee also agrees that he will not, while employed by Employer to terminate or modify such relationship to Employer's detriment or to form a relationship with any other person or entity other than the Employer, call on or otherwise solicit business from any of the customers of Employer which, at the time of termination of his employment, were listed (or ought to have been listed) in the Employer's records, in respect of any service or product that competes directly or indirectly with any service or product provided or marketed by or actually under development or active consideration by Employer at the time of Employee's termination.

     5.2 Employee agrees that if his employment terminates for any reason, including Employee's voluntary resignation, the obligation of Employee under Section 5.1 shall hereby terminate after termination of employment.

     5.3 All trade secrets and other confidential and/or proprietary information concerning but not limited to financial information, sales, pricing, marketing techniques, customer and broker lists, strategic planning, systems, methods, processes, unique information which give Employer the opportunity to obtain an advantage over competitors (collectively referred to herein as "Trade Secrets") related to Employer's business are and shall remain the property of Employer, and Employer is entitled to any such information in Employee's possession, and any and all copies or transcriptions thereof at any time, upon request. Further, any such information shall remain confidential. Except as may be required by Employer in the course of employment, Employee will not disclose, either during or after employment, reason or purpose whatsoever, nor shall Employee make use of any Employer's trade secrets for his or her own purposes or for the benefit of any other person, firm, corporation or entity or to the detriment of Employer. Employee will safeguard Employer's trade secrets at all times so they are not exposed to or taken by unauthorized persons and will exercise best efforts to assure their safe keeping and confidentiality.

     5.4 The right, title and interest in and to all inventions after the "Effective Date", ideas, disclosures and improvements, whether patented or un-patented, and any copyrightable material, made or conceived by Employee, either along or with others, at any time either within or outside of normal working hours, during Employee's employment by Employer, which relate to methods, apparatus, designs, products, processes or devices, which otherwise relate to or pertain to the business, functions or operations of Employer or which arise from Employee's efforts during the course of Employee's employment with Employer, shall be and remain the property of Employer. Employee agrees to disclose to Employer in such form as Employer may request all information, details and data pertinent to any such invention, ideas, disclosures and improvements and to execute and deliver to Employer such documents and perform such other acts as Employer deems necessary to protect such information, including executing such papers and documents as may be necessary to permit Employer to file and prosecute applicable patent applications and, as to copyrightable material, obtain copyright thereof. All items mentioned in this section that have been personally developed by Employee will be submitted in writing and attached hereto and held excluded from this Agreement.

     5.5 By execution of this Agreement, Employee agrees that the remedy at law for any breach of foregoing covenants would not be adequate for the protection of Employer, and that upon any breach thereof by Employee, Employer will be entitled to seek injunctive relief to prevent or curtail such a breach without necessity of a bond. Such injunctive relief shall be in addition to and not in place of any other remedies available at law or equity. Employee acknowledges that the provisions of this Section 5 and the covenants contained herein have been agreed upon after specific negotiation between Employer and Employee and are reasonable, and Employee is cable of gainful employment without breaching such covenants.
However, if at any time of enforcement of this Section 5, a court shall hold that duration, scope, area, or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area, or other restrictions reasonable under such circumstances shall be substituted for the stated unreasonable duration, scope, area, or other restrictions.

SECTION 6: Entire Agreement. This Agreement contains the entire Agreement between the parties with respect to the Employment of Employee by Employer, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by both parties.

SECTION 7: Waiver of Breach. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to effect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

SECTION 8: Notice. Any written notice to be given to Employee by Employer may be given either by personal delivery to Employee, or by mail, registered or certified, postage prepaid and return receipt requested, addressed to Employee at his then current residence. Any written notice to be given to Employer by Employee shall be given either by personal delivery to the Chairman of the Board of Directors of Employer, or by mail, registered or certified, postage prepaid with return receipt requested, addressed to the Chairman of the Board of Directors of Employer at the administrative offices of Employer.

SECTION 9: Assignment. This Agreement shall be binding upon and inure to the benefit of Employer, its successors and assignees.
Employee may not assign all or any part of his interest under this Agreement without the prior written consent of Employer.

SECTION 10: Arbitration and Attorney's Fees. Any controversy or claim arising out of or relating to this Agreement shall be subject to arbitration in Boise, Idaho, pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award may be entered by the court having jurisdiction. The prevailing party shall be entitled to recover reasonable attorney's fees from the other party, which fees shall be set by the arbitrator and shall be in addition to any other relief that may be awarded.

SECTION 11: Governing Law and Venue. This Agreement shall be governed by and construed under the laws of the State of Nevada, except to the extent that any Federal law regulating commercial banks may apply.

SECTION 12: Captions and Section Headings. Captions and section headings used herein are for convenience only and are not part of this Agreement and shall not be used in construing its provisions.

SECTION 13: Severability. Should any part of this Agreement for any reason be declared invalid, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement has been executed with the invalid provisions eliminated.

SECTION 14: Receipt of Agreement. Each of the parties hereto acknowledges that he or it has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy hereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

     IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the day and year first written above.

EMPLOYER:                     5G Wireless Communications, Inc.


                              By: /s/  Allan  Schwabe
                              Secretary & Treasurer


EMPLOYEE:                     /s/  Richard Lajeunesse
                              Richard Lajeunesse